                                                                    EXHIBIT 11.1

               STATEMENT REGARDING THE COMPUTATION OF NET INCOME
                    PER COMMON AND COMMON EQUIVALENT SHARES


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


                                                                                                             For the Three
                                                         For the years ended December 31,                 Months Ended March 31,
                                                   ---------------------------------------------    -------------------------------
                                                       1996             1995              1994              1997             1996
                                                       ----             ----              ----              ----             ----
Historical - primary (1):
   Weighted average issued common
   stock outstanding.............................  5,764,049        5,776,883          5,534,893        5,771,693         5,753,227
Weighted average common stock equivalents (2)....    204,978          204,978            204,978          204,978           204,978
                                                  ----------       ----------         ----------       ----------        ----------

Weighted average number of common and
 common equivalent shares outstanding............  5,969,027        5,981,861          5,739,871        5,976,671         5,958,205
                                                  ==========       ==========         ==========       ==========        ==========
Net income....................................... $3,244,336       $2,026,229         $1,059,940       $1,012,010        $  754,311
                                                  ==========       ==========         ==========       ==========        ==========
Net income per share............................. $     0.54       $     0.34         $     0.18       $     0.17        $     0.13
                                                  ==========       ==========         ==========       ==========        ==========
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(1)  All common and common equivalent share amounts have been restated to reflect a 3.5-for-1 split approved by the Company on June 26, 1997 and effected on August 7, 1997.

(2) Includes common stock equivalents associated with any Company stock options issued one year prior to the expected public offering date of September 1997. In accordance with Staff Accounting Bulletin Topic 4-D, for all periods presented, the effect of such equivalents was computed under the treasury stock method, assuming the repurchase of such options by the Company at an assumed offering price of $12.00 per share.